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               Exhibit 10.25 - Employment Agreement of Matt Chase

                         MATT CHASE EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the "Effective Date" defined below, by and between SALESLOGIX CORPORATION, a Delaware corporation (the "Company"), and MATTHEW W. CHASE, an individual ("Employee").

                                    RECITALS

         A. The Company has entered into an agreement (the "Merger") by which Enact Incorporated, an Ohio corporation ("Enact"), will be merged with and into SLX Merger Company, an Arizona corporation which upon consummation of the Merger shall be called Enact Incorporated ("Newco").

         B. Employee currently is employed by Enact. The Company, Newco and the Employee recognize the necessity of the continued involvement of Employee to the preservation of both the developed and in process technology developed by Enact and now owned by Newco.

         C. Employee currently is employed by Enact. Employee and the Company desire to enter into this Agreement, which describes the terms and conditions under which the Company, or Newco, will employ Employee as of the Effective Date going forward.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Company and Employee, intending to be legally bound, hereby agree as follows:

                                    AGREEMENT

         1. Employment. Effective upon and subject to the closing of the Merger in a manner acceptable to the Company (the "Effective Date"), the Company agrees to employ Employee, and Employee accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

         2. Term of Employment. The term of Employee's employment hereunder shall commence on the Effective Date and shall continue for a term of three (3) years or until this Agreement is earlier terminated as provided herein, this being an "at will" employment agreement (the "Term"); provided, that Sections 5 and 6 of this Agreement shall govern the amount of any compensation to be paid to Employee upon termination of this Agreement.

         3. Position and Duties.

                  3.1 Service with the Company. Commencing on the Effective Date and thereafter during the Term of this Agreement, Employee agrees to serve as a Senior Software Engineer of the Company and/or Newco, and to perform such executive employment duties consistent with Employee's education, training and experience as shall be assigned to Employee from time to


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time by the Company's Chief Executive Officer initially, and any executive to whom the Chief Executive Officer shall later assign Employee to report.

                  3.2 No Conflicting Duties. During the Term hereof, Employee shall not serve as an officer, director, employee, consultant, or advisor to any other business without the prior written consent of the Company. Employee hereby confirms that Employee is under no contractual commitments inconsistent with Employee's obligations set forth in this Agreement, and that during the Term of this Agreement, Employee will not render or perform services, or enter into any contract to do so for compensation, for any other corporation, firm, entity or person. Excluding any period of vacation or other approved leaves, Employee shall devote Employee's entire working time, knowledge, attention, energy, and skill to the duties and responsibilities set forth in this Section 3 and otherwise assigned by the Company and/or Newco in conformity with normal exclusive full-time employment standards, and shall exert Employee's best efforts on behalf of the Company and Newco.

         4. Compensation.

                  4.1 Base Salary. As compensation for all services to be rendered by Employee under this Agreement, the Company shall pay to Employee a monthly salary of $10,000 (the "Base Salary"), which shall be paid on a regular basis in accordance with the Company's normal payroll procedures and policies. The amount of the Base Salary shall be subject to periodic review and adjustment (at least annually) in the Company's sole discretion. The Company shall not decrease the Base Salary below the initial amount set forth above during the term of this Agreement.

                  4.2 Bonuses. Employee is eligible from time to time for bonuses under written bonus plans adopted by the Company from time to time in its sole discretion. Employee's eligibility for any such bonuses shall be subject to the terms and conditions of the adopted written bonus plans. Nothing in this Agreement or otherwise, however, shall be construed as guaranteeing Employee the right to receive any bonus. For calendar year 1999, Employee will be eligible to participate in any executive compensation plan that other senior software engineers of the Company are eligible to participate in, which plan will be determined by the Compensation Committee of the Board of Directors of Company, it its sole discretion.

                  4.3 Participation in Benefit Plans. Employee shall be included to the extent eligible thereunder in any and all plans or programs of the Company providing general benefits for the Company's employees, including but not limited to insurance, 401(k) plan, sick days, and holidays. Employee shall be entitled to the number of vacation days per year allotted to senior software engineers, but in no event less than three weeks per year. Employee's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto, as amended from time to time. The provisions of this Section 4.3 shall not affect in any way the rights of the Company to amend or terminate any such benefits in accordance with the terms of such plans or programs and the provisions of applicable law.

                  4.4 Business Expenses. In accordance with the Company's policies established from time to time, the Company will pay or reimburse Employee for all reasonable and


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necessary out-of-pocket expenses incurred by Employee in the performance of
Employee's duties under this Agreement, subject to the presentment of appropriate documentation in accordance with Company policies. To the extent that the Company generally offers perquisites to other similarly situated executives at the Company, the Company shall provide substantially similar perquisites to Employee. In addition, if Employee is requested or required to relocate the Company will pay, or reimburse Employee, for his reasonable moving expenses.

                  4.5 Written Agreements. Employee shall be entitled to receive bonuses, stock options, restricted stock, other compensation based on the Company's stock or other compensation not expressly set forth in this Agreement only if such compensation is expressly provided for in written plans or agreements entered into by the Company after the date hereof.

         5. Termination.

                  5.1 Disability. The Company shall have the right to terminate Employee's employment and this Agreement upon Employee's becoming "Disabled." For purposes of this Agreement, the term "Disabled" and "Disability" mean that, for physical or mental reasons, the Employee is unable to perform the essential functions of the Employee's duties under the employment agreement for 120 consecutive days, or 180 days during any twelve-month period. The Disability of the Employee will be determined by a medical doctor selected by written agreement of the Company and the Employee upon the request of either party by notice to the other.

                  5.2 Death of Employee. Employee's employment and this Agreement shall terminate immediately upon the death of Employee.

                  5.3 Termination for Cause. The Company may terminate Employee's employment and this Agreement at any time for "Cause" (as hereinafter defined) immediately upon written notice to Employee. As used herein, the term "Cause" shall mean that Employee shall have: (i) been convicted of a felony,
(ii) knowingly participated in any improper revenue recognition by Enact, Newco or the Company, (iii) knowingly submitted a fraudulent loan application, (iv) committed any act of fraud or embezzlement, or any material act of dishonesty or breach of trust in connection with his employment by the Company and/or Newco,
(v) committed any act of gross misconduct that materially and adversely affects the Company and/or Newco, (vi) used or possessed any illegal drug or any other illegal substance while at work for the Company and/or Newco or to the extent that it materially and adversely affects the Employee's job performance for the Company and/or Newco, (vii) failed to exert a reasonable work effort as a senior software engineer for the Company and/or Newco if the Employee has been given notice and a reasonable opportunity to address claimed deficiencies in such effort, or (viii) failed to adhere to any written company-wide Company policy if the Employee has been given notice and a reasonable opportunity to comply with such policy or cure his failure to comply.

                  5.4 Resignation for Good Reason. Employee may terminate his employment on the earlier of the date that is thirty (30) days following the written submission of Employee's resignation to the Company or the earlier date such resignation is accepted by the Company.


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Resignation shall be deemed "For Good Reason" if Employee provides notice of his resignation no later than 60 days after the occurrence of any of the following:
(i) the required relocation of the Employee to a location outside the Columbus, Ohio metropolitan area without the Employee's written consent; (ii) a reduction by the Company and Newco in the compensation and/or benefits provided to the Executive as in effect on the date of the employment agreement that is not implemented within the executive or officer class of employees generally; or
(iii) a significant adverse change, without the Employee's written consent, in the Employee's working conditions or status, including but not limited to a significant change in the nature or scope of the Employee's authority, powers, functions, duties or responsibilities, or a reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements available to a level below that which was provided to the Employee upon commencement of this Agreement.

                  5.5 Termination Without Cause. The Company may terminate Employee's employment and this Agreement without cause or reason upon written notice to Employee. Termination "without cause" shall mean termination of employment on any basis other than termination of Employee's employment hereunder pursuant to Sections 5.1, 5.2 or, 5.3. Employee and the Company expressly agree and acknowledge that Employee is an at-will employee under both Arizona and Ohio law, which means that the Company may terminate Employee's employment at any time, with or without cause or reason, subject to contract rights.

         6. Compensation Upon the Termination of Employee's Employment.

                  6.1 In the event Employee's employment is terminated pursuant to Section 5.1 (Disability), 5.3 (Cause), or 5.4 (Resignation), then Employee shall be entitled to receive Employee's then current monthly Base Salary through the date Employee's employment is terminated, but no other compensation of any kind or amount, except for any vested rights under the plans or agreements referred to in Section 4.3.

                  6.2 In the event Employee's employment is terminated pursuant to Section 5.2 (Death), Employee's beneficiary designated by Employee in writing to the Company, or in the absence of such beneficiary, Employee's estate, shall be entitled to receive Employee's then current monthly Base Salary through the end of the month in which Employee's death occurs, but no other compensation of any kind or amount, except for any vested rights under the plans or agreements referred to in Section 4.3.

                  6.3 In the event Employee's employment is terminated pursuant to Section 5.5 (Without Cause), the Company shall: (i) pay to Employee, as a severance allowance, Employee's then current monthly Base Salary for the three
(3) month period following the date of termination; (ii) maintain in full force and effect, by paying Employee's COBRA payments, health insurance for the Employee until the first to occur of Employee's attainment of alternative employment or three (3) months following the termination date of Employee's employment hereunder; and (iii) pay no other compensation of any kind or amount, except for any vested rights under the plans or agreements referred to in
Section 4.3 (collectively, the "Termination Payments"). As a condition precedent to the Company's obligation to provide Employee with the Termination Payments, Employee must first execute and deliver to the Company a legal release


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in substantially the form attached as Exhibit A.

                  6.4 All payments required to be made by the Company to Employee pursuant to this Section 6 shall be paid in the manner and at the times specified in Section 4.1 hereof.

                  6.5 The failure or delay by either party hereto to exercise its rights to terminate this Agreement with respect to any one or more of the matters referred to in Section 5 shall not be taken or held to be a waiver by such party of its right of termination of this Agreement in respect to such matter or any subsequent matter.

                  6.6 Except as expressly provided in this Section 6, upon the termination of this Agreement, the Company shall not have any liability or obligation of any kind or character to the Employee under the terms of this Agreement or in connection with the termination of the Employee's employment hereunder.

         7. Confidentiality and Proprietary Information. Simultaneous with the execution of this Agreement, Employee shall execute and return to the Company the Employee Proprietary Rights Agreement attached hereto as Exhibit B.

         8. Ventures. If, during the Term, Employee is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, or Employee receives from any third party or parties any opportunity to participate in any project, program or venture relating directly to the business of the Company, all rights in the project, program or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company. Except as approved by the Company's Board, Employee shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other compensation in connection therewith other than the Base Salary to be paid to Employee as provided in this Agreement.

         9. Non-Competition; Solicitation of Customers and Solicitation of Employees.

                  9.1 Non-Competition.

                       (a) Employee agrees that, during the Term and for a period of three (3) months thereafter, Employee shall not, directly or indirectly, engage in competition with the Company within any state in the United States, or any country outside the United States, in which the Company is then conducting its business (the "Territory"), in any manner or capacity (e.g., as a consultant, principal, partner, owner, officer, director, stockholder, agent, or employee) in any phase of the Company's business as then being conducted.

                       (b) Ownership by Employee, as a passive investment, of less than 1% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 9.1.


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                  (c) Employee further agrees that, during the Term and for a period of three (3) months thereafter, Employee will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 9 if such activity were carried out by Employee, either directly or indirectly, and in particular Employee agrees that Employee will not, directly or indirectly, induce any employee or consultant of the Company to carry out, directly or indirectly, any such activity.

         9.2 Agreement Not to Solicit Customers. Employee agrees that, during the Term and for a period of twelve (12) months thereafter, Employee will not, either directly or indirectly, on Employee's own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any competing business (i) any person or entity whose account the Company sold or serviced (including maintenance) during the twelve (12) months preceding the termination of such employment, or (ii) any person or entity whose account the Company has directly solicited at least twice within the twelve (12) month period prior to the date of termination of employment.

         9.3 Agreement Not to Solicit Employees and Contractors. Employee agrees that during the Term and for the three (3) year period thereafter, Employee will not, either directly or indirectly, on Employee's own behalf or in the service or on behalf of others solicit, divert, encourage to leave or cease doing business with the Company, or hire away, or attempt to solicit, divert, encourage to leave or cease doing business with the Company, or hire away, any person then employed by the Company or then serving as a sales representative or distributor of the Company.

         9.4 Reformation. In the event that any provision in this Section 9 is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable to the fullest extent allowable. Employee and the Company hereby agree that such amendment shall be accomplished as follows:

                  (a) In the case of duration, the length of the covenant or provision shall be reduced in increments of one (1) month each until it is of the greatest duration as may be enforceable under applicable law.

                  (b) In the case of geographic scope, the geographic scope of the covenant or provision shall be reduced until it is of the greatest geographic scope as may be enforceable under applicable law, which reduction shall be effected by eliminating in the following order, one by one, countries outside the United States, beginning with the country in which the Company received the least volume of gross revenue over the prior six (6) months, and continuing in the inverse order ranked by the Company's gross billings over the prior six (6) months within each country until such scope is enforceable, and then, if necessary, by eliminating in the following order, one by one, individual States within the United States, beginning with the State in which the Company received the least volume of gross revenue over the prior six (6) months, and continuing in the inverse order ranked by the Company's gross billings over the prior six (6) months within each State until such scope is enforceable,


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and then, if necessary and applicable, by eliminating in the following order the counties in the State of Arizona, beginning with the county in which the Company received the least volume of gross revenue over the prior six (6) months, and continuing in the inverse order ranked by the Company's gross billings over the prior six (6) months within each county in Arizona until such scope is enforceable.

                  9.5 Reasonableness. Employee and the Company agree that the covenants set forth in this Section 9 are appropriate and reasonable when considered in light of the nature and extent of the Company's business. Employee acknowledges that (i) the Company has a legitimate interest in protecting the Company's business activities, (ii) the covenants set forth herein are not oppressive to Employee and contain reasonable limitations as to time, scope, geographical area and activity, (iii) the covenants do not harm in any manner whatsoever the public interest, (iv) Employee can earn a livelihood without violating any of the covenants set forth herein, and (v) Employee has received and will receive substantial consideration for agreeing to such covenants, including without limitation the consideration to be received by Employee under this Agreement, including the Termination Payments.

                  9.6 Notice to Future Employers. For the period of twelve (12) months following the termination of Employee's employment, Employee shall provide a copy of this Agreement to any future or prospective employer of Employee and agrees that the Company also may do so.

         10. Surrender of Records and Property. Upon termination of Employee's employment with the Company, Employee shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company and which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in Employee's possession or under Employee's control.

         11. Release of Enact. As of the Effective Date, Employee waives and releases all of Employee's existing rights to any relief of any kind from Enact and its affiliates, subsidiaries, divisions, directors, officers, shareholders, employees, agents, attorneys, successors, and assigns (collectively, the "Released Parties"), including, without limitation, all claims, demands, liabilities, obligations, causes, and causes of action of whatever kind or nature, whether known or unknown, past or present, suspected or unsuspected, including, without limitation, those that arise out of or that relate to:
Employee's employment with Enact; the termination of Employee's employment with Enact; all statements or actions of the Released Parties; all claims that arise under the Civil Rights Act of 1964 and the Americans with Disabilities Act; all claims for wrongful discharge; all claims for relief or other benefits under any federal, state, or local statute, ordinance, regulation, or rule of decision; all claims that the Released Parties engaged in conduct prohibited on any basis under any federal, state, or local statute, ordinance, regulation, or rule of decision; and all claims for wages, stock, stock options, or other rights with respect to equity securities of Enact, severance pay, compensation, attorneys' fees, liquidated damages, punitive


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damages, costs, expense reimbursements, and disbursements.

         12. Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Employee, assign its rights and obligations under this Agreement to any corporation, firm or other business entity (i) with or into which the Company may merge or consolidate, (ii) to which the Company may sell or transfer all or substantially all of its assets or
(iii) which controls, is controlled by or is under common control with, the Company, where control means the ownership of 50% or more of the equity investment and of the voting power of an entity. Upon such assignment by the Company, the Company shall obtain the assignees' written agreement enforceable by Employee to assume and perform, from and after the date of such assignment, the terms, conditions, and provisions imposed by this Agreement upon the Company. After any such assignment by the Company and such written agreement by the assignee, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 12.

         13. Injunctive Relief. Employee agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Sections 7, 9 and
10. Accordingly, Employee specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

         14. Dispute Resolution. If there shall be any dispute between the Company and Employee whatsoever, the dispute shall be resolved in accordance with the dispute resolution procedures set forth in Section 13.05 of the Merger Agreement, the provisions of which are incorporated as a part hereof.

         15. Miscellaneous.

                  15.1 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Arizona.

                  15.2 Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understanding with respect to such subject matter, except for other written agreements between the parties that are specifically referenced in this Agreement, and the parties hereto have made no agreements, inducements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

                  15.3 Withholding Taxes. The Company may withhold from any payments and benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.


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                  15.4 Notices. All notices and other communications hereunder shall be in writing and shall be given by delivery in person, by registered or certified mail (return receipt requested and with postage prepaid thereon) or by cable, telex or facsimile transmission to the Company at the Company's primary business address and to Employee at the address on file with the Company, which may be changed upon written notice by Employee. All notices and other communications hereunder that are addressed as provided in or pursuant to this
Section 15.4 shall be deemed duly and validly given (a) if delivered in person, upon delivery, (b) if delivered by registered or certified mail (return receipt requested and with postage paid thereon), 72 hours after being placed in a depository of the United States mails and (c) if delivered by cable, telex or facsimile transmission, upon transmission thereof and receipt of the appropriate answer back, if any.

                  15.5 Amendments. No amendment, modification or rescission of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

                  15.6 No Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

                  15.7 Severability. If, after application of any provision of this Agreement specifying how reformation shall be accomplished, including
Section 9.4, to the extent any provision of this Agreement shall still be invalid or unenforceable, it shall be considered deleted from this Agreement and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

                  15.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  15.9 Survival. Sections 7, 8, 9, 10, 11, 12, 13, 14 and 15
shall survive termination of this Agreement.


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         IN WITNESS WHEREOF, the parties have executed and delivered this
Agreement as of the day and year first set forth above.

                                          SALESLOGIX CORPORATION

                                          By /s/ Gary Acord
                                          Its    CFO

                                          "THE COMPANY"


                                          /s/  Matthew W. Chase
                                          MATTHEW W. CHASE

                                          "EMPLOYEE"


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